Exhibit 10.22

AGREEMENT TO RECONVEY BUSINESS

This Agreement is made as of December 30, 2008, by and between Parks! America, Inc., a Nevada corporation (the "Buyer"), Park Staffing, LLC, a California limited liability company and wholly owned subsidiary of the Buyer ("Park Staffing"), Stanley Harper ("Harper"), Troy Davis ("Davis"), Computer Contact Service, Inc., a California corporation (the "Seller"), with reference to the following facts:

A.  On March 30, 2007, the Seller entered into an agreement to sell its "TempSERV" business (the "Business") to EDLA Staffing, LLC, a Nevada limited liability company ("EDLA"), a copy of which is attached hereto as Exhibit "A."  On September 30, 2007, EDLA entered into an agreement with the Buyer, a copy of which is attached hereto as Exhibit "B," pursuant to which EDLA assigned its rights pursuant to such sale agreement to the Buyer.

B.  The sale of the Business by the Seller to the Buyer took place as of September 30, 2007.  The Buyer caused the Business to be acquired by Park Staffing, which is wholly owned by the Buyer.  The Buyer issued a promissory note to the Seller as part of the purchase price for the Business.  In addition, the Buyer entered into a Factoring Agreement as of September 30, 2007 (the "Factoring Agreement") with the Seller, a copy of which is attached hereto as Exhibit "C," pursuant to which the Seller financed certain of the receivables of the Buyer from the Business.

C.  For various reasons, the parties have decided that the Buyer and Park Staffing will reconvey the Business to the Seller upon the terms and conditions set forth in this Agreement.

NOW, therefore, it is hereby agreed as follows:

1.  Reconveyance of the Business.  Effective as of January 1, 2009, the Buyer and Park Staffing hereby sells, transfers, assigns and delivers to the Seller the Business, including all assets of the Business, whether tangible or intangible, which were acquired by either the Buyer or Park Staffing from the Seller, other than accounts receivable and accounts payable of the Business.

2.  Treatment of Payables and Receivables.  The Seller shall use its reasonable efforts to collect the accounts receivable of Park Staffing from the Business in the ordinary course of business.  All amounts so collected shall be applied to satisfy any accounts payable of Park Staffing from the Business (including accounts receivable that arise prior to December 31, 2008, but are not billed until after December 31, 2008) and to pay amounts due to the Seller pursuant to the Factoring Agreement.  Any remaining amounts shall be promptly paid by the Seller to the Buyer.  The terms and conditions of the Factoring Agreement shall remain in full force and effect until all of the accounts receivable of Park Staffing from the Business have been collected or otherwise dealt with as provided in the Factoring Agreement.

3.  Consideration to be Paid for Reconveyance of Business.  As consideration for the reconveyance of the Business to the Seller, the following items of consideration shall be paid:

(a)  Harper shall transfer to the Buyer 25,000 shares of common stock of the Buyer (the "Buyer Common Stock");

(b)  Harper shall transfer to the Buyer Harper's warrant to acquire 5,000,000 shares of the Buyer's common stock (the "Warrant");

(c)  The Seller shall pay to Park Staffing the sum of $50,000;

(d)  The Seller shall forgive the remaining principal balance of the Promissory Note issued by Park Staffing to the Seller dated September 30, 2007, in the original principal amount of $562,500;

(e)  The Seller shall return to the Buyer the S.C.I.F. insurance company deposit of $38,787 for workers compensation when it is released by S.C.I.F. following the final audit by S.C.I.F.;

(f)  In accordance with Paragraph 2, above, of this Agreement, the Seller shall remit to the Buyer all accounts receivable (including amounts arising prior to January 1, 2009, but remaining unbilled until thereafter), which are estimated to be approximately $150,123.55;

(g)  The Seller shall return to the Buyer any cash balance of the Business remaining after the satisfaction of all debts of the Buyer and/or Park Staffing in accordance with Paragraph 2, above, of this Agreement, which debts are estimated to be approximately $25,000; and

(h)  Davis shall provide services to reconcile Park Staffing's payroll accounts as of December 31, 2008, free of charge to Park Staffing.

4.  Representations and Warranties of the Buyer and Park Staffing.  The Buyer and Park Staffing represent and warrant to the Seller as follows:

(a)  The Buyer and/or Park Staffing has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer and/or Park Staffing enforceable in accordance with its terms and conditions.

(b)  Neither the execution and the delivery of this Agreement, not the consummation of the transactions contemplated hereby will (i) violate any statute, regulations, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer or Park Staffing is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer or Park Staffing is a party or by which it is bound or to which any of its assets is subject.

(c)  Park Staffing as of the date of this Agreement owns good and marketable title to the Business, free and clear of all liens, encumbrances, security interests, charges, adverse claims, continuing contracts and other exceptions to title, except as provided in the Factoring Agreement.

(d)  No litigation, investigation, action, suit or proceeding, or government action or proceeding, or claim is pending or threatened against or affects the Buyer, Park Staffing or the Business.

5.  Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer and Park Staffing as follows:

(a)  The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement continues the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(b)  Neither the execution and the delivery of this Agreement, not the consummation of the transactions contemplated hereby will (i) violate any statute, regulations, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

(c)  No litigation, investigation, action, suit or proceeding, or government action or proceeding, or claim is pending or threatened against or affects the Seller.

(d)  Harper is the owner of the Buyer Common Stock and the Warrants, free and clear of any liens or encumbrances.

6.  Legal Fees.  In the event of any dispute or disagreement arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party(ies) its reasonable legal fees and other court costs and expenses.

7.  Indemnification by the Buyer and Park Staffing.

(a)  The Buyer and Park Staffing hereby jointly and severally indemnify the Seller against, and agrees to hold the Seller harmless from, any and all demands, claims, actions or causes of action, assessments, damages, losses, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable expenses of investigation and attorneys' fees and expenses resulting to, imposed upon or incurred by the Seller, directly or indirectly, arising out of: (A) any misrepresentation or breach of warranty, covenant, or agreement made or to be performed by the Buyer or Park Staffing pursuant to this Agreement, or (B) any act or omission of the Buyer or Park Staffing in connection with its ownership and operation of the Business prior to the reconveyance of the Business pursuant to this Agreement.

(b)  The Seller agrees to give prompt notice to the Buyer and Park Staffing of the assertion of any claim, or the commencement of any suit, action, or proceeding, in respect of which indemnity may be sought hereunder.  The Buyer and/or Park Staffing may participate in, and, at the request of the Seller, shall assume, the defense of any suit, action, or proceeding for which indemnity is given at the expense of the Buyer and/or Park Staffing.

8.  Indemnification by The Seller.

(a)  The Seller hereby indemnifies the Buyer and Park Staffing against, and agrees to hold the Buyer and Park Staffing harmless from, any and all demands, claims, actions or causes of action, assessments, damages, losses, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable expenses of investigation and attorneys' fees and expenses resulting to, imposed upon or incurred by the Buyer and/or Park Staffing, directly or indirectly, arising out of: (A) any misrepresentation or breach of warranty, covenant, or agreement made or to be performed by the Seller, Harper or Davis pursuant to this Agreement, or (B) any act or omission of the Seller in connection with its ownership and operation of the Business after the reconveyance of the Business pursuant to this Agreement.

(b)  The Buyer and/or Park Staffing agrees to give prompt notice to the Seller of the assertion of any claim, or the commencement of any suit, action, or proceeding, in respect of which indemnity may be sought hereunder.  The Seller may participate in, and, at the request of the Buyer and/or Park Staffing, shall assume, the defense of any suit, action, or proceeding for which indemnity is given at the expense of the Seller.

9.  Release of the Seller, Etc.  Except as provided in this Agreement or in the Factoring Agreement, the Buyer, Park Staffing and EDLA, for itself and on behalf of its predecessors, successors, affiliates, officers, directors, shareholders, employees, agents, representatives and assigns, does hereby release, discharge, remise and acquit the Seller, and all of its subsidiaries, predecessors, successors, affiliates, directors, officers, shareholders, agents, representatives, attorneys, heirs and assigns (including, without limitation Harper and Davis)(collectively, the "Seller Releasees"), of and from any and all claims, demands, debts, obligations, liabilities, costs, expenses, rights of action, causes of action, agreements, contracts, covenants, suits, accounts, judgments, losses and liabilities whatsoever, arising from the beginning of time to the present, whether known or unknown, including, without limitation those arising out of or relating to the Business.  (All of the preceding items shall hereinafter be collectively referred to as the "Released Items.")

10.  Release of the Buyer, Etc.  The Seller, for itself and on behalf of its predecessors, successors, affiliates, officers, directors, shareholders, employees, agents, representatives, and assigns (including, without limitation, Harper and Davis), does hereby release, discharge, remise and acquit the Buyer, Park Staffing and EDLA, and all of their subsidiaries, predecessors, successors, affiliates, directors, officers, shareholders, agents, representatives, attorneys, heirs and assigns (including, without limitation, Larry Eastland)(collectively, the "Buyer Releasees"), of and from any and all claims, demands, debts, obligations, liabilities, costs, expenses, rights of action, causes of action, agreements, contracts, covenants, suits, accounts, judgments, losses and liabilities whatsoever, arising from the beginning of time to the present, whether known or unknown, including, without limitation those arising out of or relating to the Business.  (All of the preceding items shall hereinafter be collectively referred to as the "Released Matters.")

11.  Civil Code Section 1542.  It is expressly understood that Section 1542 of the Civil Code of California provides as follows:

"General Release - - Claims Extinguished. A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

12.  Waiver of Section 1542.  The provisions of Section 1542 of the California Civil Code, as well as the provisions of all comparable, equivalent and similar statutes and principles of common law of the United States and of any and all of the states of the United States, if in any way applicable, ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVED AND RELINQUISHED BY THE SELLER WITH RESPECT TO THE RELEASED ITEMS AND ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVED AND RELINQUISHED BY THE BUYER, PARK STAFFING AND EDLA WITH RESPECT TO THE RELEASED MATTERS.  The parties each acknowledge that these waivers are essential and material terms of this Settlement Agreement, without which the consideration set forth herein and relating hereto would not have been delivered.

13.  Separate Investigation.  Each of the parties hereto acknowledges that it has made such investigation of the facts pertaining to this settlement and this Settlement Agreement and all matters pertaining hereto as it has deemed necessary.

14.  No Assignment by the Seller.  The Seller represents and warrants to the Buyer Releasees that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any of the Released Matters.  The Seller agrees to indemnify, defend and hold the Buyer Releasees harmless against any claims, demands, debts, obligations, liabilities, costs, expenses, rights of action and/or causes of action based on, arising out of, or in any way connected with any such transfer or assignment.

15.  No Assignment by the Buyer, etc.  The Buyer, Park Staffing and EDLA represent and warrant to the Seller Releasees that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any of the Released Items.  The Buyer, Park Staffing and EDLA agrees to indemnify, defend and hold the Seller Releasees harmless against any claims, demands, debts, obligations, liabilities, costs, expenses, rights of action and/or causes of action based on, arising out of, or in any way connected with any such transfer or assignment.

16.  Miscellaneous.

(a)  Governing Law.  This Agreement shall be governed by and construed in accordance with California law.

(b)  Brokers' Commissions.  The Buyer and Park Staffing represent and warrant to the Seller that the Buyer and/or Park Staffing has not employed any broker or finder in connection with this transaction and the Buyer and Park Staffing agree to indemnify and hold harmless the Seller from and against any demands, claims, actions or causes of action, assessments, damages, losses, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable expenses of investigation and attorneys' fees and expenses for or arising out of any brokerage commission, finder's fee, acquisition or disposition fee or other, similar charge imposed against the Seller by reason of any contract or agreement made or deemed made by the Buyer and/or Park Staffing.  The Seller represents and warrants to the Buyer and Park Staffing that the Seller has not employed any broker or finder in connection with this transaction and the Seller agrees to indemnify and hold harmless the Buyer and Park Staffing from and against any demands, claims, actions or causes of action, assessments, damages, losses, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable expenses of investigation and attorneys' fees and expenses for or arising out of any brokerage commission, finder's fee, acquisition or disposition fee or other, similar charge imposed against the Buyer and/or Park Staffing by reason of any contract or agreement made or deemed made by the Seller.

(c)  Time.  Time is of the essence of this Agreement.  It is the intention of the parties hereto that the time limits set forth herein be absolutely strictly construed.  The failure of any party to perform its obligations hereunder in a strictly timely manner shall constitute a default by such party, subject to the provisions hereof, and shall not be remedied or excused by any subsequent performance of such obligation.

(d)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

(f)  Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and may not be modified, amended, waived or discharged except by an instrument in writing executed by both parties.  The invalidity of any one of the covenants, agreements, conditions or provisions of this Agreement or any portion hereof shall not affect the remaining portions hereof and, in such event, this Agreement shall be construed as if such covenant, agreement, condition or provision had not been inserted herein.

(g)  Authorized Signatory.  The persons executing this Agreement on behalf of the Buyer, Park Staffing and the Seller hereby represent and warrant to the other parties hereto that he is the duly authorized representative of the Buyer, Park Staffing or the Seller, as the case may be, and that such corporation has taken all necessary corporate action to ratify and approve the execution of this Agreement in accordance with its terms.

(h)  Further Documents.  Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry our the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, consisting of 9 pages, including this page, as of the date first above written.

Computer Contact Service, Inc., a California corporation

by:	/s/ Stan Harper
Stan Harper, President

/s/ Stanley Harper
STANLEY HARPER, individually

/s/ Troy Davis
TROY DAVIS, individually

Parks! America, Inc., a Nevada corporation

by:	/s/ Larry Eastland

Park Staffing, LLC, a California limited liability company

by:	/s/ Larry Eastland

EDLA Staffing, LLC, a Nevada limited liability company

by:	/s/ Larry Eastland

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